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Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 17, 2004	AMEX-TPY

TIPPERARY CORPORATION REPORTS SECOND QUARTER
AND SIX-MONTH RESULTS

New Comet Ridge Gas Contracts and Lower Interest Expense
Expected to Positively Affect Near-term Financial Performance

        DENVER, Colorado—Tipperary Corporation (AMEX-TPY), an independent energy company, today announced results for its second quarter ended June 30, 2004.

        Tipperary reported second quarter revenue of $1,562,000 versus revenue of $1,709,000 in the second quarter last year. The Company reported a net loss of $3,531,000, or 9 cents per share, compared with a net loss of $1,626,000, or 4 cents per share, in last year's second quarter.

        Through six months, revenue was $2,730,000 versus $3,050,000 during the same period last year. Net loss for the six-month period was $7,957,000, or 20 cents per share, compared with a net loss of $4,341,000, or 11 cents per share, last year.

        The decline in revenue for the second quarter and six-month period was due primarily to the expiration of a gas sales contract at the end of fiscal 2003. The greater net loss in the second quarter was due in part to increased interest expense on additional debt used to fund capital expenditures since June 2003. Additionally, during last year's second quarter, Tipperary recorded a $3.1 million foreign currency exchange gain offset by a $2.2 million impairment of US oil and gas properties.

        Second quarter gas sales were 938,000 Mcf compared with 1,171,000 Mcf in the same quarter last year. Gas sales for the six-month period were 1,589,000 Mcf compared with 2,183,000 Mcf in the comparable period last year.

        On June 18, 2004, the Company closed on a A$150 million financing facility, reducing borrowing costs and increasing funds for further development of gas production at the Company's Comet Ridge coalseam gas project in Queensland, Australia. In mid July 2004, Tipperary closed on two short-term contracts for the sale of additional gas at Comet Ridge. Average Comet Ridge gross daily sales volumes in July increased 40% to 24,700 Mcf versus 17,700 Mcf in June.

        David Bradshaw, president and CEO, said, "While operating results were below those of last year's second quarter, we continue to be pleased with our overall progress. The new Australian bank financing will reduce interest expense substantially, and two new gas contracts signed after the quarter-end have already resulted in higher sales levels. We are in further discussions regarding potential new gas contracts in Australia, and have operations scheduled that we hope will result in marketable gas volumes in the United States as well."

        Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73% capital interest and a 69.52% pre-royalty revenue interest in southeastern Queensland's Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

        Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate," or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2003, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP
(Thousands, except per share amounts)

	Three Months Ended		Six Months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenue	$1,562	$1,709	$2,730	$3,050
Net loss	$(3,531)	$(1,626)	$(7,957)	$(4,341)
Net loss per common share	$(.09)	$(.04)	$(.20)	$(.11)
Weighted average shares outstanding—Basic and Diluted	39,325	39,221	39,308	39,221

OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net gas production (Mmcf)	938	1,171	1,589	2,183
Avg. gas price per Mcf	$1.66	$1.46	$1.72	$1.40

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CONTACTS:

Tipperary Corporation Joseph B. Feiten, CFO 303/293-9379 www.tipperarycorp.com	Pfeiffer High Public Relations, Inc. Geoff High 303/393-7044 geoff@pfeifferhigh.com

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TIPPERARY CORPORATION REPORTS SECOND QUARTER AND SIX-MONTH RESULTS